UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2007

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th Floor, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information related to Lockhart Funding, LLC that is contained in Item 8.01 is incorporated into this item by reference.

Item 8.01    Other Items

Lockhart Funding

Due to ongoing disruptions in and contraction of the market for asset-backed commercial paper (“ABCP” or “CP”), on December 26 and 27 Zions First National Bank (“Zions Bank”) purchased $840 million of U. S. Government agency-guaranteed and AAA-rated securities from Lockhart Funding, LLC (“Lockhart”) at a price equal to book value plus accrued and unpaid interest, and the amount of outstanding commercial paper issued by Lockhart was reduced by the same amount.  These actions were taken pursuant to the Liquidity Agreement between Zions Bank and Lockhart (the “Liquidity Agreement”), which requires securities purchases in the absence of sufficient CP funding.  Since the fair value of the assets purchased was less than their book value, a pretax write-down of approximately $33 million (about $0.19 per diluted common share after-tax) will be recorded in conjunction with the purchase of these securities.

On December 21, 2007, Fitch Ratings downgraded from “AAA” to “A-” a $25 million REIT Collateralized Debt Obligation (“REIT CDOs”) held by Lockhart. Under the terms of the Liquidity Agreement, Zions Bank purchased this security at book value; a pretax write-down of approximately $7 million (about $0.04 per diluted common share after-tax) will be recorded in marking this security to fair value. The security continues to be rated “AAA” by the two other agencies which rate it.

After these purchases, total assets held and commercial paper issued by Lockhart are approximately $2.1 billion. The current book value of these $2.1 billion of assets exceeds their fair value by approximately $22 million. Zions’ affiliates currently own approximately $710 million of Lockhart’s CP.   Lockhart is an off-balance sheet commercial paper conduit sponsored by Zions Bank. For further information on Lockhart and the Liquidity Agreement, refer to Zions Bancorporation’s most recent SEC Forms 10-K and 10-Q.

Available For Sale Securities

Due to a number of downgrades of REIT CDOs announced by Fitch Ratings on December 21, as well as additional recently released information regarding several underlying components of some REIT CDOs, Zions Bancorporation (“Zions” or “the Company”) has determined to add one additional REIT CDO to the list of REIT CDOs deemed to be Other Than Temporarily Impaired (“OTTI”) as announced on December 19, 2007.   This additional security had an original book value of $25 million and a Fitch rating of “A”. Fitch downgraded the security to “BB-”.  This security is currently rated “A” by Standard & Poor’s. As required by GAAP for securities deemed OTTI, a pretax expense of approximately $15 million (about $0.08 per diluted common share after-tax) will be recognized in marking this security to fair value.

Other Comments

Combining the information in this announcement with the Form 8-K filed on December 19, 2007, the pretax charge for REIT CDOs deemed OTTI in the fourth quarter will be approximately $109 million or $0.60 per diluted common share after-tax.  In addition, the pretax charge for securities purchased from Lockhart will be approximately $49 million or $0.28 per diluted common share after-tax.

Following these actions, Zions has REIT CDOs with a book value of approximately $156 million, of which $123 million has not been deemed OTTI. Additional information on the composition of the Available For Sale portfolio is found in Zions’ most recent SEC Form 10-Q.

This current report on Form 8-K contains statements that relate to the projected performance of Zions Bancorporation and elements of or affecting such performance, including statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and estimates of management.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual facts, determinations, results or achievements may differ materially from the statements provided in this 8-K since such statements involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to:  competitive pressures among financial institutions; economic, market and business conditions, either nationally or locally in areas in which Zions Bancorporation conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and other factors described in Zions Bancorporation’s Annual Report on Form 10-K for the year ended December 31, 2006.  In addition, the statements contained in this 8-K are based on facts and circumstances as understood by management of the company on the date of this 8-K, which may change in the future.  Zions Bancorporation disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

December 31, 2007	By:	/s/ Thomas E. Laursen
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel